Exhibit (a)(1)(x)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares,
All Shares Held by U.S. Holders, and
All OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€8.50 Per Share,
the U.S. Dollar Equivalent of €8.50 Per American Depositary Share
(each American Depositary Share representing one Share), and
€31.93 plus Unpaid Accrued Interest Per OCEANE
by
Sierra Wireless France SAS
an indirect wholly-owned subsidiary of
Sierra Wireless, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FEBRUARY 12, 2009, UNLESS THE U.S. OFFER IS EXTENDED.

January 8, 2009

To Holders of OCEANEs of Wavecom:

Enclosed for your information is an offer to purchase, dated January 8, 2009 (the “U.S. Offer to Purchase”), and the related form of acceptance for OCEANEs (which, together with the U.S. Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “U.S. Offer”), relating to the offer by Sierra Wireless France SAS, a company organized under the laws of France (“Purchaser”), and an indirect wholly-owned subsidiary of Sierra Wireless Inc., a Canadian corporation, to purchase all of the Wavecom S.A. (“Wavecom”) bonds convertible and/or exchangeable for newly issued or existing Shares by option (obligations à options de conversion et/ou d’échange en actions nouvelles ou existantes) (the “OCEANEs”) held by U.S. holders at €31.93 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities: all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom held by U.S. holders, and all American Depositary Shares (“ADSs”) of Wavecom wherever held.

The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the “Offers”). In France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders at the same prices offered in the U.S. Offer.

We (or our nominees) are the holder of record of OCEANEs held by us for your account. A tender of such OCEANEs can be made only by us as the holder of record and pursuant to your instructions. The form of acceptance for OCEANEs accompanying this letter is furnished to you for your information only and cannot be used by you to tender OCEANEs held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the OCEANEs held by us for your account, pursuant to the terms and conditions set forth in the U.S. Offer.

Shares and ADSs of Wavecom cannot be tendered by means of the enclosed form of acceptance for OCEANEs (which is exclusively for use in respect of OCEANEs). If you hold Shares or ADSs, you should use the form of acceptance for Shares or the ADS letter of transmittal for tendering such Shares or ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 290-6429.

Your attention is directed to the following:

1. The U.S. Offer is being made for all of Wavecom’s outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term “Expiration Date” means 12:00 noon, New York City time, on February 12, 2009 or, if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

2. The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares and OCEANEs. See Section 1 of the U.S. Offer to Purchase.

3. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration date of the Offers that number of Shares (including Shares represented by ADSs) that represent at least 50% plus one voting right of Wavecom as of the date of closing of the last of the two Offers, which takes into account (i) all of the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers and (ii) all existing Shares of the Company as of the date of closing of the last of the two Offers, including the Shares represented by ADSs (less all treasury shares).

4. The price to be paid in the U.S. Offer for OCEANEs is €31.93 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

5. Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of OCEANEs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the form of acceptance for OCEANEs.

If you wish to have us tender any or all of the OCEANEs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your OCEANEs, all such OCEANEs will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Tender Agent of (a) a confirmation of book entry with respect to the OCEANEs, (b) a form of acceptance for OCEANEs, properly completed and duly executed and (c) any other documents required by the form of acceptance for OCEANEs. Under no circumstances will interest be paid by Purchaser on the purchase price of the OCEANEs, regardless of any extension of the U.S. Offer or any delay in making such payment (other than the Unpaid Accrued Interest included in the offer price for the OCEANEs).

The U.S. Offer is made only to holders of Shares and OCEANEs resident in the United States and to all holders of ADSs solely by the U.S. Offer to Purchase and the related ADS letter of transmittal and forms of acceptance and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares,
All Shares Held by U.S. Holders, and
All OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€8.50 Per Share,
the U.S. Dollar Equivalent of €8.50 Per American Depositary Share
(each American Depositary Share representing one Share), and
€31.93 plus Unpaid Accrued Interest Per OCEANE
by
Sierra Wireless France SAS
an indirect wholly-owned subsidiary of
Sierra Wireless, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated January 8, 2009 (the “U.S. Offer to Purchase”), and the related form of acceptance for OCEANEs (which, together with the U.S. Offer to Purchase, as amended or supplemented from time to time, constitute the “U.S. Offer”) relating to the offer by Sierra Wireless France SAS, a company organized under the laws of France (“Purchaser”), and an indirect wholly-owned subsidiary of Sierra Wireless, Inc., a Canadian corporation, to purchase all Wavecom S.A. (“Wavecom”) bonds convertible and/or exchangeable for newly issued or existing Shares by option (obligations à options de conversion et/ou d’échange en actions nouvelles ou existantes) (the “OCEANEs”), at €31.93 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer.

This will instruct you to tender the number of OCEANEs indicated below (or if no number is indicated below, all OCEANEs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any OCEANEs submitted on my behalf to the U.S. Tender Agent will be determined by Purchaser (which may delegate power in whole or in part to the U.S. Tender Agent) and such determination shall be final and binding.

Number of OCEANEs to Be Tendered:	OCEANEs*
Account Number:	Signature(s):

Dated: , 2009	Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all OCEANEs held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

U.S. Toll Free Number for holders of Securities in the United States: (800) 290-6429
U.S. Number for banks and brokers: (212) 269-5550

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